PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	Chief Executive Officer
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FIRST QUARTER 2015 RESULTS

DALLAS, TEXAS … May 6, 2015 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $27.9 million for the first quarter of 2015 compared to $25.8 million in the same period of 2014.  Operating income was $3.7 million in the first quarter of 2015 compared to $3.3 million in the same period of 2014.  Net income was $2.4 million, or $0.19 per basic and diluted common share, for the first quarter of 2015 compared to $2.1 million, or $0.17 per basic and diluted common share, in the same period of 2014.

The net sales increase in 2015 was led by strong demand within Security Products for an existing government customer and to a lesser extent increased demand for fuel security products, as well as increased sales to the office equipment market.  Marine Components also contributed to the increase in sales, primarily as a result of improved demand for products sold to the waterski/wakeboard boat market.  Operating income increased as a result of the sales growth in both the Security Products and Marine Components segments, offset in part by increased administrative personnel costs in the Security Products Segment, and operating income as a percentage of sales was favorably impacted by the strong first quarter demand for marine products.

"First quarter sales were very strong, outpacing the exceptional first quarter posted a year ago," commented David A. Bowers, CEO. "We are particularly pleased with the current period improvement in demand for our Marine Components segment, and the positive impact this volume had on our segment and consolidated profitability. Our challenge is now to maintain sales and operational momentum as we respond to the anticipated near-term seasonal requirements of our customers, while continuing to focus on our core values of product innovation and efficient manufacturing."

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, competitive products and prices, the impact of current or future government regulations, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features, potential difficulties in implementing new manufacturing and accounting software, and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.
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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2014	2015

Net sales	$25.8	$27.9
Cost of goods sold	18.0	19.3
Gross profit	7.8	8.6
Selling, general and administrative expense	4.5	4.9
Operating income/income before taxes	3.3	3.7
Provision for income taxes	1.2	1.3
Net income	$2.1	$2.4

Basic and diluted net income per common share	$0.17	$0.19

Weighted average diluted common
shares outstanding	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	March 31,
	2014	2015
Assets		(Unaudited)

Current assets:
Cash and equivalents	$45.6	$41.2
Accounts receivable, net	8.7	12.2
Inventories, net	16.9	16.8
Deferred income taxes and other	3.0	2.9
Total current assets	74.2	73.1

Goodwill	23.7	23.7
Net property and equipment	33.0	33.0
Other noncurrent	0.6	0.6

Total assets	$131.5	$130.4

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$12.8	$9.3
Income taxes	0.4	1.1
Total current liabilities	13.2	10.4

Deferred income taxes	7.3	7.2
Stockholders' equity	111.0	112.8

Total liabilities and stockholders' equity	$131.5	$130.4